Exhibit 99.1

PRESS RELEASE
US $

RESOLUTE REPORTS PRELIMINARY FIRST QUARTER 2012 RESULTS

•	Earnings of $0.23 per share; $0.07 excluding special items

•	Adjusted EBITDA of $71 million

•	Net debt of $210 million

MONTREAL, CANADA, May 1 – AbitibiBowater Inc., doing business as Resolute Forest Products (NYSE: ABH) (TSX: ABH), today reported net income of $23 million for the first quarter, or $0.23 per share, on sales of $1.1 billion. This compares with net income of $30 million, or $0.31 per share, on sales of $1.2 billion in the first quarter of 2011.

Excluding $16 million of special items described below, net income for the quarter was $7 million, or $0.07 per share. Net income excluding special items for the first quarter of 2011 was $10 million, or $0.10 per share.

“Our balance sheet continued to strengthen despite seasonal softness and market headwinds,” said Richard Garneau, president and chief executive officer. “We demonstrated the discipline that sets us apart by taking market-related downtime to control finished goods inventory and by advancing annual pulp mill major maintenance to the first quarter from the second.”

DESCRIPTION OF SPECIAL ITEMS

Special items incurred in the first quarter of 2012, net of tax, included:

•	$15 million non-cash gain on translation of Canadian dollar net monetary assets

•	$12 million gain on disposition of assets

•	$4 million charge related to closure costs, impairment and other related charges

•	$4 million of transaction costs related to the acquisition of Fibrek

•	$3 million non-cash charge related to reorganization tax adjustments

•	Income from other items, offset by a severance charge and post-emergence costs

Special items incurred in the first quarter of 2011, net of tax, included:

•	$29 million non-cash gain on translation of Canadian dollar net monetary assets

•	$10 million non-cash income related to reorganization tax adjustments

•	$9 million charge related to closure costs, impairment and other related charges

•	$8 million charge for post-emergence costs

•	$3 million severance charge

•	$1 million income, net, from a gain on disposition of assets, a charge for inventory write-downs and other income

Non-GAAP financial measures, such as adjustments for special items, are reconciled below.

SEGMENT DETAILS

Newsprint

The newsprint segment generated operating income of $21 million, a $5 million decrease from the fourth quarter of 2011. The decrease reflects a 9% seasonal reduction in shipments and the stronger Canadian dollar, largely offset by lower input costs, mainly recovered paper and power. The average transaction price remained unchanged and inventories were stable as the Company took 85,000 metric tons of production downtime.

Coated Papers

Operating income in the coated papers segment was $14 million lower in the first quarter than in the previous quarter, resulting in an operating loss of $1 million. Shipments were stable but the average transaction price declined approximately $30 per short ton on weaker market conditions. Costs increased by $56 per short ton, primarily as a result of the annual maintenance outage in Catawba, South Carolina.

Specialty Papers

The specialty papers segment generated operating income of $15 million, down from $24 million in the previous quarter. Shipments were down 13% from the seasonally stronger fourth quarter and operating costs were higher due to a stronger Canadian dollar, offset in part by lower maintenance costs. The average transaction price remained stable, notwithstanding a decline in market demand to which the Company responded with approximately 36,000 metric tons of production downtime.

Market Pulp

Operating loss in the market pulp segment was $21 million, compared to operating income of $12 million in the previous quarter. The average transaction price continued its downward trend, falling another $38 per metric ton in the first quarter. Results also included an $11 million charge for annual maintenance outages at two mills, including one advanced from a later quarter in light of softer demand. Shipments were essentially unchanged from the fourth quarter as the Company took production downtime of over 77,000 metric tons.

Wood Products

The wood products segment reported an operating loss of $6 million in the first quarter, compared to a loss of $5 million in the fourth quarter. Shipments decreased by 8% over the same period, offsetting the $24 increase in average transaction price.

Corporate

Operating income in the corporate segment included a $9 million refund of certain group benefit premiums paid in prior years.

OUTLOOK

“Our outlook for newsprint remains the same: despite modest secular decline in North America, we expect stable pricing, with continued weakness in Asian and European markets as long as the combination of lower ONP prices, a strong U.S. dollar and weaker euro continues,” said Mr. Garneau. “We remain somewhat cautious in our outlook for pulp over the balance of the year, and we plan to complete the bulk of annual

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pulp mill maintenance in the second quarter. Pricing pressure in the specialty grades is building as a result of weak demand, especially in high gloss grades, but we expect the coated segment to recover as a result of recent price increase announcements by us and a number of our competitors. For their part, lumber markets are starting to reflect the gradual improvement in U.S. housing starts.”

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (866) 696-5910 (pass code 626674) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until May 15 by dialing (800) 408-3053 with the pass code 9217638.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 18 pulp and paper mills and 23 wood products facilities in the United States, Canada and South Korea. Marketing its products in close to 90 countries, Resolute Forest Products has third-party certified 100% of its managed woodlands to sustainable forest management standards. The shares of Resolute Forest Products, formerly doing business as AbitibiBowater, trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: economic, social and environmental. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

CONTACTS

Investors	Media and Others

Rémi G. Lalonde	Seth Kursman
Vice President, Investor Relations	Vice President, Corporate Communications,
514 394-2345	Sustainability and Government Affairs
ir@resolutefp.com	514 394-2398
seth.kursman@resolutefp.com

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of AbitibiBowater Inc., doing business as Resolute Forest Products, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling,

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general and administrative expenses; fourth quarter and full year business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2011, filed with the United States Securities and Exchange Commission and Resolute’s other filings with the Canadian securities regulatory authorities.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

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ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Sales	$1,054	$1,185
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	836	922
Depreciation, amortization and cost of timber harvested	57	54
Distribution costs	121	133
Selling, general and administrative expenses	32	37
Closure costs, impairment and other related charges (1)	5	13
Net gain on disposition of assets (2)	(23)	(1)

Operating income	26	27

Other (expense) income:
Interest expense	(16)	(30)
Foreign currency translation gain (3)	12	28
Other, net	1	(9)

Income before income taxes	23	16
Income tax benefit (4)	10	14

Net income including noncontrolling interests	33	30
Net income attributable to noncontrolling interests	(10)	—

Net income attributable to AbitibiBowater Inc.	$23	$30

Net income per share attributable to AbitibiBowater Inc. common shareholders: (5)
Basic	$0.23	$0.31
Diluted	$0.23	$0.31
Weighted-average number of AbitibiBowater Inc. common shares outstanding: (5)
Basic	97.1	97.1
Diluted	97.1	97.1

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$410	$369
Accounts receivable trade, net	554	582
Accounts receivable other	136	168
Inventories, net	501	475
Assets held for sale (2)	5	7
Deferred income tax assets	111	109
Other current assets	73	59

Total current assets	1,790	1,769

Fixed assets, net	2,484	2,502
Amortizable intangible assets, net	18	18
Deferred income tax assets	1,787	1,749
Other assets	257	260

Total assets	$6,336	$6,298

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$538	$544

Total current liabilities	538	544

Long-term debt, net of current portion	620	621
Pension and other postretirement benefit obligations	1,534	1,524
Deferred income tax liabilities	73	75
Other long-term liabilities	57	57

Total liabilities	2,822	2,821

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,688	3,687
Retained earnings	64	41
Accumulated other comprehensive loss	(308)	(311)
Treasury stock at cost	—	—

Total AbitibiBowater Inc. shareholders’ equity	3,444	3,417
Noncontrolling interests	70	60

Total equity	3,514	3,477

Total liabilities and equity	$6,336	$6,298

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Cash flows from operating activities:
Net income including noncontrolling interests	$33	$30
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	1	—
Depreciation, amortization and cost of timber harvested	57	54
Closure costs, impairment and other related charges	5	13
Write-downs of inventory	—	1
Deferred income taxes	(14)	(13)
Net pension contributions	(18)	(19)
Net gain on disposition of assets	(23)	(1)
Gain on translation of foreign currency denominated deferred income taxes	(30)	(37)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	24	27
Other, net	6	6
Changes in working capital:
Accounts receivable	56	20
Inventories	(26)	(54)
Other current assets	(5)	2
Accounts payable and accrued liabilities	(9)	29

Net change in working capital	16	(3)

Net cash provided by operating activities	57	58

Cash flows from investing activities:
Cash invested in fixed assets	(39)	(15)
Disposition of other assets	26	5
(Increase) decrease in restricted cash	4	(2)
Increase in deposit requirements for letters of credit, net	(7)	(6)

Net cash used in investing activities	(16)	(18)

Cash flows from financing activities:
Dividends and distribution to noncontrolling interests	—	(18)
Acquisition of noncontrolling interest	—	(15)

Net cash used in financing activities	—	(33)

Net increase in cash and cash equivalents	41	7
Cash and cash equivalents:
Beginning of period	369	319

End of period	$410	$326

ABITIBIBOWATER INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 6 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended March 31, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$26	$23	$0.23

Adjustments for special items:
Foreign currency translation gain	—	(15)	(0.15)
Severance	2	1	0.01
Closure costs, impairment and other related charges	5	4	0.04
Net gain on disposition of assets	(23)	(12)	(0.12)
Post-emergence costs	—	1	0.01
Transaction costs	4	4	0.04
Other income, net	—	(2)	(0.02)
Reorganization tax adjustments	—	3	0.03

GAAP as adjusted for special items	$14	$7	$0.07

Three Months Ended March 31, 2011 (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$27	$30	$0.31
Adjustments for special items:
Foreign currency translation gain	—	(29)	(0.30)
Severance	4	3	0.03
Closure costs, impairment and other related charges	13	9	0.09
Inventory write-downs included in cost of sales	1	1	0.01
Net gain on disposition of assets	(1)	(1)	(0.01)
Post-emergence costs	—	8	0.08
Other income, net	—	(1)	(0.01)
Reorganization tax adjustments	—	(10)	(0.10)

GAAP as adjusted for special items	$44	$10	$0.10

See Notes to the Unaudited Consolidated Financial Statement Information

ABITIBIBOWATER INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended March 31, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$21	$(1)	$15	$(21)	$(6)	$25	$33
Interest expense, net						16	16
Income tax benefit						(10)	(10)
Depreciation, amortization and cost of timber harvested	18	10	12	8	9	—	57

EBITDA	39	9	27	(13)	3	31	96

Foreign currency translation gain						(12)	(12)
Severance						2	2
Closure costs, impairment and other related charges						5	5
Net gain on disposition of assets						(23)	(23)
Post-emergence costs						2	2
Transaction costs						4	4
Other income, net						(3)	(3)

Adjusted EBITDA	$39	$9	$27	$(13)	$3	$6	$71

Three Months Ended March 31, 2011 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$19	$3	$—	$23	$(3)	$(12)	$30
Interest expense, net						30	30
Income tax benefit						(14)	(14)
Depreciation, amortization and cost of timber harvested	20	9	11	7	7	1	55

EBITDA	39	12	11	30	4	5	101

Foreign currency translation gain						(28)	(28)
Severance						4	4
Closure costs, impairment and other related charges						13	13
Inventory write-downs included in cost of sales						1	1
Net gain on disposition of assets						(1)	(1)
Post-emergence costs						11	11
Other income, net						(2)	(2)

Adjusted EBITDA	$39	$12	$11	$30	$4	$3	$99

See Notes to the Unaudited Consolidated Financial Statement Information

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three months ended March 31, 2012 and 2011 were comprised of the following:

	Three Months Ended March 31,
(In millions)	2012	2011
Accelerated depreciation	$—	$1
Impairment of long-lived assets	—	7
Severance and other costs	5	5

	$5	$13

Severance and other costs

During the three months ended March 31, 2012, we recorded $2 million of severance costs and a $2 million pension curtailment loss as a result of a workforce reduction at our Baie-Comeau, Quebec paper mill, as well as a $1 million credit for severance costs and a $2 million pension curtailment loss related to the permanent closure in December, 2011 of a paper machine at our Kenogami, Quebec paper mill.

2.	During the three months ended March 31, 2012, we sold a portion of our Mersey timberlands in Nova Scotia and various other assets for proceeds of $26 million, resulting in a net gain on disposition of assets of $23 million.

As of March 31, 2012, we held for sale the following assets: our Petit Saguenay sawmill and a parcel of land. The assets held for sale are carried in our Consolidated Balance Sheets as of March 31, 2012 and December 31, 2011 at the lower of carrying value or fair value less costs to sell. We expect to complete a sale of all of these assets within the next twelve months for amounts that equal or exceed their individual carrying values.

3.	During the three months ended March 31, 2012, we recorded a foreign currency translation gain of $12 million. This gain is a result of the stronger Canadian dollar relative to the U.S. dollar at March 31, 2012 and its impact on the translation of our Canadian dollar net monetary assets in the Company’s principal Canadian operating subsidiary. During the three months ended March 31, 2011, we recorded a foreign currency translation gain of $28 million as a result of the translation of our Canadian dollar balance sheet amounts.

4.	During the three months ended March 31, 2012, an income tax benefit of $10 million was recorded. The benefit is primarily attributable to favorable adjustments related to research and development tax incentives as well as foreign exchange related items, offset by an unfavorable reorganization-related adjustment. During the three months ended March 31, 2011, an income tax benefit of $14 million was recorded. The benefit recorded included a favorable $10 million reorganization-related adjustment.

5.	For the calculation of basic and diluted income per share for the three months ended March 31, 2012 and 2011, no adjustments to net income attributable to AbitibiBowater were necessary.

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

6.	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share reported before special items is presented. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income (loss), net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating income (loss) from our Consolidated Statements of Operations adjusted for special items. Internally, we use a non-GAAP operating income (loss) measure as an indicator of a segment’s performance and excludes, closure costs, impairment and other related charges, severance costs, gains and losses on dispositions of assets and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss). Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) provided in our Consolidated Statements of Operations.

Net income (loss) before special items - is defined as net income (loss) from our Consolidated Statements of Operations adjusted for the special items discussed above plus the effects of foreign currency translation as well as post-emergence costs and reorganization tax adjustments. The adjustment for these items is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for net income (loss) provided in our Consolidated Statements of Operations.

Net income (loss) per share (EPS) before special items - is defined as diluted EPS calculated based on the net income (loss) before special items. This non-GAAP measure should be used in addition to and not as a substitute for our net income (loss) per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations.

We believe that these non-GAAP measures are useful because they are consistent with our internal presentation and allow investors to more easily compare our ongoing operations, financial performance and EPS from period to period.

ABITIBIBOWATER INC.

Notes to the Unaudited Consolidated Financial Statement Information

7.	A reconciliation of our net income (loss) including noncontrolling interests reported under GAAP to our use of the non-GAAP measure of EBITDA and Adjusted EBITDA by reportable segment is presented. EBITDA by reportable segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” adjusted by depreciation, amortization and cost of timber harvested. In addition, EBITDA for the Corporate and Other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after allocation to our reportable segments, adjusted by interest expense, income taxes and depreciation, amortization and cost of timber harvested.

We define Adjusted EBITDA as EBITDA adjusted for special items as discussed in Note 6. Internally, we use Adjusted EBITDA as an indicator of our performance. Therefore, this non-GAAP measure is consistent with our internal presentation.

Internally, we use EBITDA and adjusted EBITDA by reportable segment measures as indicators of our reportable segments’ and the Company’s performance. Therefore, these non-GAAP measures are consistent with our internal presentation. We believe that these non-GAAP measures are useful because they are consistent with our internal presentation and performance analysis and allow investors to more easily compare our ongoing financial performance from period to period. These non-GAAP measures should be used in addition to and not as a substitute for operating income (loss) by reportable segment and consolidated operating income (loss) provided in the notes to our Consolidated Financial Statements in our filings with the Securities and Exchange Commission.